EXHIBIT 10.6

Boston Scientific Corporation (“Boston Scientific”)
Free Cash Flow Performance Share Program
(“FCF Program”)
Performance Period January 1, 2013 - December 31, 2013

I.	Purpose of the FCF Program
The purpose of the FCF Program is to align Boston Scientific's executive compensation program with the interests of shareholders and to reinforce the concept of pay for performance by providing incentives for the achievement of key business performance objectives which are critical to the success of Boston Scientific.
The FCF Program entails the grant of Deferred Stock Units, and the program shall be administered, under the Boston Scientific Corporation 2011 Long-Term Incentive Plan (the “2011 LTIP”). Terms not explicitly defined in this FCF Program document but defined in the 2011 LTIP shall have the same meaning as in the 2011 LTIP. For Covered Employees, the FCF Program is established under section 4.a.(8) of the 2011 LTIP and is intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code (the “Code”).

II.	Eligible Participants
The FCF Program covers members of the Executive and Operating Committees on the date that awards are granted under the FCF Program as determined and in the amounts established by the Executive Compensation and Human Resources Committee of the Board of Directors (the “Committee”).
The Committee may review FCF Program eligibility criteria for participants in the FCF Program from time to time and may revise such criteria at any time, even within a FCF Program year, with or without notice and within its sole discretion.

III.	Performance Share Units
The Deferred Stock Units awarded under the FCF Program (the “Performance Share Units”) shall vest only upon satisfaction of both the performance criteria described in this Section III and the payment eligibility criteria described in Section V.
The performance criteria are based on Boston Scientific's achievement of the 2012 annual financial plan performance for Free Cash Flow. Boston Scientific Free Cash Flow will be measured over a one-year performance period beginning January 1, 2013 and ending on December 31, 2013.
The number of Performance Share Units as to which the performance criteria under this program shall be determined to have been satisfied will be in a range of 0% to 150% of the target number of Performance Share Units awarded to the participant as follows:

Performance Percent to Plan	Performance Share Units as a Percent of Target
125% or above	150%
110%	120%
100%	100%
90%	80%
50%	25%
Less than 50%	0%

If the minimum level of performance is achieved, the number of Performance Share Units will be calculated linearly between each set of data points.

Boston Scientific Corporation (“Boston Scientific”)
Free Cash Flow Performance Share Program
(“FCF Program”)
Performance Period January 1, 2013 - December 31, 2013

Following the end of the Performance Period, the Committee shall determine the number of Performance Share Units as to which the performance criteria of this Program have been satisfied, which determination shall be final and binding. Shares of Common Stock will be delivered or otherwise made available to the participant no later than January 15, 2016 in settlement of the Performance Share Units as to which the performance criteria of this program have been satisfied if and to the extent the payment eligibility criteria of Section V below are also satisfied. Any Performance Share Units as to which the performance criteria of this Section III have not been satisfied shall be forfeited in their entirety.

IV.	Definitions
“Boston Scientific Free Cash Flow” means reported operating cash flow minus capital expenditures and excludes cash flows associated with certain significant and unusual litigation, acquisition, restructuring, and tax-related items.
“Performance Period” means the one-year period commencing January 1, 2013 and ending on December 31, 2013.
“Service Period” means the three-year period beginning January 1, 2013 and ending on December 31, 2015.

V.	Payment Eligibility Criteria
Except as set forth below with respect to a Change in Control or termination of employment due to Retirement, death or Disability, (i) no Performance Share Units shall vest prior to the end of the Service Period (December 31, 2015) and (ii) a participant must be employed by the Company (as defined below) on December 31, 2015 to be eligible to receive shares of Common Stock in respect of his or her Performance Share Units as to which the performance criteria of this program have been satisfied.
If a participant's employment with Boston Scientific and its Affiliates (the “Company”) terminates or there is a Change in Control before the end of the Performance Period (December 31, 2013), all of his or her Performance Share Units shall be forfeited in their entirety.
If a participant's employment with the Company terminates after the Performance Period but before the end of the Service Period, all of his or her Performance Share Units as to which the performance criteria of this program have been satisfied shall be forfeited in their entirety, except in connection with Retirement, death, Disability or upon a Change in Control as outlined below.
Participants on military, sick or other bona fide leave of absence on December 31, 2015 will not be deemed to have terminated employment with the Company if such absence does not exceed 180 days or, if longer, the period the participant retains the right by statute or by contract to return to employment with the Company.
If a participant's employment with the Company terminates due to Retirement, death, or Disability or there is a Change in Control after the end of the Performance Period but before the end of the Service Period, shares of Common Stock shall be issued in respect of the Performance Share Units as to which the performance criteria of this program have been satisfied within 70 days of the effective date of the termination or Change in Control, as applicable, on a prorated basis using the effective date of the participant's termination of employment or the Change in Control, as applicable (as described in this Section IV below). The number of prorated shares to be issued to the participant, if any, will be approved by the Committee at its next regular meeting.

The number of shares to be issued on a prorated basis shall be determined as follows: (# Performance Share Units as to which the performance criteria of the FCF Program have been satisfied) * ((# of months worked during the Service Period, rounded to nearest whole month) / 36).

Boston Scientific Corporation (“Boston Scientific”)
Free Cash Flow Performance Share Program
(“FCF Program”)
Performance Period January 1, 2013 - December 31, 2013

VI.	Termination, Suspension or Modification and Interpretation of the FCF Program

The Committee has sole authority over administration and interpretation of the FCF Program and retains its right to exercise discretion as it sees fit, except that, with respect to Covered Employees, the Committee shall have no discretion to increase the number of shares of Common Stock in which a participant may vest above the amount described in Section III. The Committee may terminate, suspend or modify and if suspended, may reinstate with or without modification all or part of the FCF Program at any time, with or without notice to the participant. The Committee reserves the exclusive right to determine eligibility to participate in this FCF Program and to interpret all applicable terms and conditions, including eligibility criteria.

VII.	Other
This document sets forth the terms of the FCF Program and is not intended to be a contract or employment agreement between the participant and the Company. As applicable, it is understood that both the participant and the Company have the right to terminate the participant's employment with the Company at any time, with or without cause and with or without notice, in acknowledgment of the fact that their employment relationship is “at will.”
To the extent section 409A of the Internal Revenue Code (“Code”) applies to any award under this FCF Program, the award shall be interpreted in a manner consistent with Code section 409A. Where section 409A applies, in the case of any payment made on termination of employment, a termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Code section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Where section 409A applies, in the case of a payment made upon a Change in Control, a Change in Control shall not be deemed to have occurred unless there is a change in the ownership or effective control of Boston Scientific, or in the ownership of a substantial portion of the assets of Boston Scientific, as defined in Code section 409A. Where required by section 409A in the case of a specified employee (as determined under Code section 409A), payments on termination shall be made on the first business day of the seventh month following termination.